Exhibit 10.22
EXHIBIT 10.22
NON-EMPLOYEE DIRECTOR COMPENSATION
     On February 11, 2008, upon the recommendation of the Compensation Committee, the Board of Directors of Quiksilver, Inc. (the “Company”) approved the following revised compensation structure for non-employee directors.
Cash Compensation
     Effective February 1, 2008, non-employee directors of the Company will receive the following cash compensation:
-	$45,000 annual cash retainer;

-	$27,000 additional annual cash retainer for the Chair of the Audit Committee.

-	$18,000 additional annual cash retainer for the Chair of other Board committees.

-	$13,500 additional cash retainer per committee membership, excluding Chairs.
The annual cash retainers will be payable quarterly.
Equity Compensation
          Under the Director Automatic Grant Program of our 2000 Stock Incentive Plan, we make automatic equity awards to our non-employee directors consisting of an option to purchase 7,500 shares of common stock and 5,000 shares of restricted stock (i) on the date an individual first commences service as a non-employee director and (ii) on the date of each annual meeting of our stockholders, provided the non-employee director continues to serve as a non-employee director after such meeting and has served as a non-employee board member for at least six months.
          Each option grant under the Director Automatic Grant Program has an exercise price per share equal to the fair market value per share of our common stock on the grant date and has a maximum term of seven years, subject to earlier termination following the optionee’s cessation of service on the board. Each option is immediately exercisable and fully vested for all of the option shares. Each option grant held by an optionee upon his or her termination of board service remains exercisable for up to a twelve (12)-month period following their termination date.
          Each restricted stock award vests in a series of three successive equal annual installments over the period beginning with the date of such award. The vesting dates with respect to the annual awards of restricted stock occur on the first, second and third anniversaries of the award date, or, if earlier, the day immediately preceding the date of our annual meeting of stockholders for each such year. An initial award of restricted stock vests on the first, second and third anniversaries of the award date. Non-employee directors will not vest in any additional shares of restricted stock following his or her cessation of service as a board member; provided, however, that if such cessation of board service occurs by reason of his or her death or disability, then all outstanding shares of restricted stock immediately vest. Restricted stock awards also vest in full on an accelerated basis upon the occurrence of certain changes in control of Quiksilver, Inc. during the period of board service. As the restricted stock awards vest, the underlying shares of common stock cease to be subject to any restrictions, other than applicable securities laws.
Clothing Allowance and Expense Reimbursement
          Non-employee directors will continue to receive an annual allowance of up to $2,000 to purchase apparel and other Company products. Directors will also continue to be reimbursed for travel and other out-of-pocket expenses incurred by them that are incidental to their service as directors.